EXHIBIT 23.0

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements of CFS Bancorp, Inc. on Form S-8, as amended (File Nos. 333-62053, 333-62049, 333-84207, 333-105687), of our reports dated March X, 2009 on the consolidated financial statements of CFS Bancorp, Inc. as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and on our audit of internal control over financial reporting of CFS Bancorp, Inc. as of December 31, 2008, which reports are included in this Annual Report on Form 10-K.

/s/ BKD, LLP

Indianapolis, Indiana
March 5, 2009

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